EXHIBIT 99.1

CDW Reports Full Year and Fourth Quarter 2014 Results

Record Annual and Fourth Quarter Net Sales, Adjusted EBITDA and Non-GAAP Net Income Per Share

(Dollars in millions, except per share amounts)	Three months ended December 31, 2014	Three months ended December 31, 2013	% Chg.	Year ended December 31, 2014	Year ended December 31, 2013	% Chg.
Net Sales	$ 3,050.1	$ 2,713.3	12.4	$ 12,074.5	$ 10,768.6	12.1
Gross Profit	491.9	448.3	9.7	1,921.3	1,760.3	9.1
Net Income	51.8	60.0	(13.8)	244.9	132.8	84.4
Net Income per Diluted Share	$ 0.30	$ 0.35	(14.3)	$ 1.42	$ 0.84	69.5
Non-GAAP Net Income per Diluted Share[1]	$ 0.59	$ 0.54	8.6	$ 2.37	$ 1.83	29.7
Adjusted EBITDA[1]	$ 223.6	$ 201.2	11.1	$ 907.0	$ 808.5	12.2

[1]Measures used in this release that are not based on accounting principles generally accepted in the United States of America ("non-GAAP") are each defined and reconciled to the most directly comparable GAAP measure in the attached schedules.

VERNON HILLS, Ill., Feb. 10, 2015 (GLOBE NEWSWIRE) -- CDW Corporation (Nasdaq:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare, today announced fourth quarter and full year 2014 results. The company also announced that its Board of Directors has approved the payment of a quarterly cash dividend to shareholders of $0.0675 per share. This dividend will be paid on March 10, 2015 to all shareholders of record as of the close of business on February 25, 2015.

"Our fourth quarter was an excellent finish to another year of strategic progress and strong financial performance," said Thomas E. Richards, chairman and chief executive officer of CDW. "Our performance in 2014 demonstrated the strength of our business model as we profitably captured market share while continuing to invest in our future. Our results highlight the power of our balanced channel portfolio, diverse product suite, and variable cost structure."

"Since the end of 2013, we have reduced our net leverage ratio by 0.7 turns to 3.1x," said Ann E. Ziegler, CDW's chief financial officer. "Our 2014 interest expense decreased by more than $50 million compared to 2013. This lower interest expense amplified our strong operating results and helped us deliver a 29.7 percent increase in earnings per share - well above our medium-term target of mid-teens annual growth."

"Our three-part strategy remains in place for 2015 - increase share of wallet with existing customers and add new customers, enhance our ability to deliver high-growth, integrated solutions, and expand our services capabilities," continued Richards. "We are well-positioned to achieve our target of profitably outpacing US IT market growth by 200 to 300 basis points in 2015. To accomplish this, we will continue our laser-like focus on meeting the needs of our 250,000 customers in the US and Canada and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve."

Fourth Quarter of 2014 Highlights:

Total net sales in the fourth quarter of 2014 were $3.050 billion, compared to $2.713 billion in the fourth quarter of 2013, an increase of 12.4 percent. Average daily sales in the fourth quarter of 2014 were $48.4 million, compared to $43.1 million in the fourth quarter of 2013. There were 63 selling days in both the fourth quarters of 2014 and 2013.

  Total Corporate segment net sales in the fourth quarter of 2014 were $1.691 billion, 8.9 percent higher than the fourth quarter of 2013. Corporate average daily sales in the fourth quarter of 2014 were $26.8 million, compared to $24.7 million in the fourth quarter of 2013. Corporate results reflected high single-digit sales increases to both Small Business customers and Medium and Large Business customers.

  Total Public segment net sales in the fourth quarter of 2014 were $1.169 billion, 18.0 percent higher than the fourth quarter of 2013. Public average daily sales in the fourth quarter of 2014 were $18.6 million, compared to $15.7 million in the fourth quarter of 2013. Public results were led by a sales increase of more than 30 percent to Government customers driven by both Federal and State and Local, as well as Education customers, which increased greater than 20 percent. Net sales to Healthcare customers increased just over 1 percent.

  Net sales for CDW's Advanced Services business and Canadian operations, combined as "Other" for financial reporting purposes, rose 11.8 percent to $190.0 million in the fourth quarter of 2014, compared to $169.8 million in the fourth quarter of 2013. "Other" average daily sales in the fourth quarter of 2014 were $3.0 million, compared to $2.7 million in the fourth quarter of 2013. CDW's Advanced Services business consists of customized engineering services delivered by CDW professional engineers and managed services, including hosting and data center services. Canadian sales were negatively affected by currency translation.

Gross profit for the fourth quarter of 2014 was $491.9 million, compared to $448.3 million in the fourth quarter of 2013, representing an increase of 9.7 percent. Gross profit margin was 16.1 percent in the fourth quarter of 2014, versus 16.5 percent for the same period of 2013, primarily reflecting the ongoing impact of a higher mix of lower-margined, more transactional products.

Total selling and administrative expenses, including advertising expense, were $327.6 million in the fourth quarter of 2014, compared to $306.3 million in the fourth quarter of 2013. Results for the fourth quarter of 2014 reflect higher coworker compensation related to increased coworker count and increased attainment-based compensation accruals consistent with year-to-date performance, as well as higher marketing and advertising spend. Coworker count was 7,211 as of December 31, 2014, compared to 6,967 as of December 31, 2013.

Excluding expenses related to non-cash equity and retention compensation expense, net litigation and certain other items, Adjusted EBITDA was $223.6 million in the fourth quarter of 2014, compared to $201.2 million in the fourth quarter of 2013, representing an increase of 11.1 percent. Fourth quarter 2014 Adjusted EBITDA margin was 7.3 percent, versus 7.4 percent for the fourth quarter of 2013.

Interest expense decreased by $2.9 million to $48.6 million for the three months ended December 31, 2014, compared to $51.5 million for the comparable period in 2013, reflecting lower outstanding debt balances and a lower average interest rate. During the fourth quarter of 2014, the company issued $575.0 million aggregate principal amount of 5.5% Senior Notes due 2024 and recorded debt extinguishment charges of $36.9 million due to its redemption of $541.4 million aggregate principal amount of 8.5% Senior Notes due 2019. There were $8.5 million of debt extinguishment charges in the fourth quarter of 2013. Long-term debt, net of cash and including current maturities of long-term debt, was $2.85 billion as of December 31, 2014, $217.6 million lower than December 31, 2013.

The effective tax rate for the fourth quarter of 2014 was 35.4 percent which resulted in a tax expense of $28.3 million compared to a 27.5 percent tax rate or $22.6 million in the fourth quarter of 2013.

Net income was $51.8 million in the fourth quarter of 2014 versus $60.0 million in the fourth quarter of 2013. Non-GAAP net income, which excludes acquisition-related intangible asset amortization, certain debt refinancing expenses and certain other costs was $102.2 million in the fourth quarter of 2014, compared to $93.6 million in the fourth quarter of 2013, representing an increase of 9.3 percent.

Weighted average fully-diluted shares outstanding were 173.2 million for the quarter ended December 31, 2014 compared to 172.1 million for the quarter ended December 31, 2013. Non-GAAP net income per diluted share for the quarter ended December 31, 2014 was $0.59 compared to $0.54 for the quarter ended December 31, 2013.

Full year 2014 Highlights:

Total net sales in 2014 were $12.075 billion, compared to $10.769 billion in 2013, an increase of 12.1 percent. Average daily sales for 2014 were $47.5 million, compared to $42.4 million for 2013. There were 254 selling days in both 2014 and 2013.

Gross profit for 2014 was $1.921 billion, compared to $1.760 billion in 2013, representing an increase of 9.1 percent. Gross profit margin for 2014 was 15.9 percent, compared to 16.3 percent for 2013, primarily related to a higher mix of lower-margined products.

Total selling and administrative expenses, including advertising expense, were $1.248 billion in 2014, compared to $1.252 billion in 2013, representing a decrease of 0.3 percent. The decrease in part reflects the absence of IPO and secondary-related offering expenses incurred in 2013 of $75.0 million. Excluding non-cash equity compensation and retention compensation expense, net litigation and certain other items, Adjusted EBITDA was $907.0 million in 2014, compared to $808.5 million in 2013, representing an increase of 12.2 percent. Adjusted EBITDA margin was 7.5 percent in both 2014 and 2013.

Net income was $244.9 million in 2014, compared to net income of $132.8 million in 2013. Debt extinguishment charges were $90.7 million in 2014, compared to $64.0 million in 2013. Interest expense was $197.3 million in 2014, 21.1 percent below interest expense of $250.1 million in 2013. The effective tax rate in 2014 was 36.8 percent versus 32.1 percent in 2013.

Non-GAAP net income, which excludes acquisition-related intangible asset amortization and certain debt refinancing and other costs, was $409.9 million in 2014, compared to $314.3 million in 2013, representing an increase of 30.4 percent driven by stronger operating results and lower interest expense.

Weighted average non-GAAP fully-diluted shares outstanding were 172.8 million in 2014 compared to 171.8 million in 2013. Non-GAAP net income per diluted share in 2014 was $2.37 compared to $1.83 in 2013.

Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW.  These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  These risks and uncertainties include, among others, changes in economic conditions; decreases in spending on technology products; CDW's relationships with vendor partners and availability of their products; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; CDW's substantial indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW's primary facilities or customer data centers; CDW's dependence on commercial delivery services; CDW's exposure to accounts receivable and inventory risks; future acquisitions or alliances; fluctuations in CDW's operating results; current and future legal proceedings and audits; potential acceleration of CDW's deferred cancellation of debt income; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC.  Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC and subsequent filings with the SEC.  CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP net income, and Non-GAAP net income per diluted share are non-GAAP financial measures. We believe these measures provide helpful information with respect to the company's operating performance and cash flows including our ability to meet our future debt service, capital expenditures and working capital requirements and our ability to make dividend payments. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in the company's credit agreements.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures. Non-GAAP measures used by the company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare. A FORTUNE 500 company, CDW was founded in 1984 and employs approximately 7,200 coworkers. For the year ended December 31, 2014, the company generated net sales of more than $12.0 billion. For more information about CDW, please visit www.CDW.com.

Webcast

CDW will hold a conference call today, February 10, 2015 at 7:30 a.m. CT/8:30 a.m. ET to discuss its fourth quarter and year-end 2014 financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW's website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries
Sari Macrie, CFA
Vice President, Investor Relations
(847) 968-0238

Media Inquiries
Mary Viola
Vice President, Corporate Communications
(847) 968-0743

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	% Change(1)	2014	2013	% Change(2)

Net sales	$ 3,050.1	$ 2,713.3	12.4%	$ 12,074.5	$ 10,768.6	12.1%
Cost of sales	2,558.2	2,265.0	12.9	10,153.2	9,008.3	12.7

Gross profit	491.9	448.3	9.7	1,921.3	1,760.3	9.1

Selling and administrative expenses	290.1	270.6	7.2	1,110.3	1,120.9	(0.9)
Advertising expense	37.5	35.7	5.4	138.0	130.8	5.5

Income from operations	164.3	142.0	15.6	673.0	508.6	32.3

Interest expense, net	(48.6)	(51.5)	(5.5)	(197.3)	(250.1)	(21.1)
Net loss on extinguishments of long-term debt	(36.9)	(8.5)	336.5	(90.7)	(64.0)	41.7
Other income, net	1.3	0.6	162.7	2.7	1.0	172.9

Income before income taxes	80.1	82.6	(3.2)	387.7	195.5	98.3

Income tax expense	(28.3)	(22.6)	24.8	(142.8)	(62.7)	127.5

Net income	$ 51.8	$ 60.0	(13.8)%	$ 244.9	$ 132.8	84.4%

Net income per common share:
Basic	$ 0.30	$ 0.35	(15.1)%	$ 1.44	$ 0.85	69.3%
Diluted	$ 0.30	$ 0.35	(14.3)%	$ 1.42	$ 0.84	69.5%

Weighted-average number of common shares outstanding:
Basic	171.6	169.0		170.6	156.6
Diluted	173.2	172.1		172.8	158.7

(1)  There were 63 selling days for both the three months ended December 31, 2014 and 2013.

(2)  There were 254 selling days for both the years ended December 31, 2014 and 2013.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

We have included reconciliations of Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA and Adjusted EBITDA margin for the three months and years ended December 31, 2014 and 2013 below. Non-GAAP net income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, non-cash equity-based compensation and gains and losses from the early extinguishment of debt. With respect to Non-GAAP net income per diluted share, the numerator is Non-GAAP net income and the denominator is the weighted average number of shares as adjusted to give effect to dilutive securities. The denominator in the Non-GAAP net income per diluted share calculation for the year ended December 31, 2013 assumes that the issuance of shares in connection with the 2013 IPO and the related exercise of the underwriters' overallotment option had occurred on January 1, 2013. EBITDA is defined as consolidated net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Adjusted EBITDA margin means Adjusted EBITDA as a percentage of our net sales. Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA and Adjusted EBITDA margin are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures used by the company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. We believe that Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA and Adjusted EBITDA margin provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

NON-GAAP NET INCOME AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	% Change	2014	2013	% Change

Net income	$ 51.8	$ 60.0		$ 244.9	$ 132.8
Amortization of intangibles (i)	40.4	40.7		161.2	161.2
Non-cash equity-based compensation	4.9	2.2		16.4	8.6
Litigation, net (ii)	—	4.1		(0.6)	(6.3)
Net loss on extinguishments of long-term debt	36.9	8.5		90.7	64.0
Interest expense adjustment related to extinguishments of long-term debt (iii)	—	(2.1)		(1.1)	(7.5)
IPO- and secondary-offering-related expenses (iv)	0.2	0.7		1.4	75.0
Aggregate adjustment for income taxes (v)	(32.0)	(20.5)		(103.0)	(113.5)
Non-GAAP net income	$ 102.2	$ 93.6	9.3%	$ 409.9	$ 314.3	30.4%

GAAP net income per diluted share	$ 0.30	$ 0.35	(14.3)%	$ 1.42	$ 0.84	69.5%
Non-GAAP net income per diluted share	$ 0.59	$ 0.54	8.6%	$ 2.37	$ 1.83	29.7%
Shares used in computing GAAP net income per diluted share	173.2	172.1		172.8	158.7
Shares used in computing Non-GAAP net income per diluted share (vi)	173.2	172.1		172.8	171.8

(i)  Includes amortization expense for acquisition-related intangible assets, primarily customer relationships and trade names.

(ii)  Relates to unusual, non-recurring litigation matters.

(iii)  Reflects adjustments to interest expense resulting from debt extinguishments. Represents the difference between interest expense previously recognized under the effective interest method and actual interest paid.

(iv)  IPO- and secondary-offering-related expenses consist of the following:

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Acceleration charge for certain equity awards and related employer payroll taxes	$ —	$ —	$ —	$ 40.7
RDU Plan cash retention pool accrual	—	—	—	7.5
Management services agreement termination fee	—	—	—	24.4
Other expenses	0.2	0.7	1.4	2.4
IPO-and secondary-offering-related expenses	$ 0.2	$ 0.7	$ 1.4	$ 75.0

(v)  Based on a normalized effective tax rate of 39.0%.

(vi)  Non-GAAP weighted average number of common shares outstanding for dilutive purposes is calculated as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Weighted-average number of common shares outstanding - Diluted	173.2	172.1	172.8	158.7
Effect of dilutive securities	(1.6)	(3.1)	(2.2)	(2.1)
Weighted-average number of common shares outstanding - Basic	171.6	169.0	170.6	156.6
Adjustment as if the IPO and exercise of the underwriters' overallotment option had occurred at the beginning of the period reported	—	—	—	13.7
Non-GAAP weighted-average number of common shares outstanding - Basic	171.6	169.0	170.6	170.3
Effect of dilutive shares	1.6	3.1	2.2	1.5
Non-GAAP weighted-average number of common shares outstanding - Diluted	173.2	172.1	172.8	171.8

CDW CORPORATION AND SUBSIDIARIES
ADJUSTED EBITDA
(dollars in millions)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	% Change	2014	2013	% Change

Adjusted EBITDA	$ 223.6	$ 201.2	11.1%	$ 907.0	$ 808.5	12.2%
Adjustments to reconcile Adjusted EBITDA to income from operations (a):
Depreciation and amortization (b)	(52.0)	(51.9)		(207.9)	(208.2)
Non-cash equity-based compensation	(4.9)	(2.2)		(16.4)	(8.6)
IPO- and secondary-offering-related expenses (c)	(0.2)	(0.7)		(1.4)	(75.0)
Sponsor fee	—	—		—	(2.5)
Litigation, net (d)	—	(4.1)		0.9	4.1
Other adjustments (e)	(2.2)	(0.3)		(9.2)	(9.7)
Total adjustments	(59.3)	(59.2)		(234.0)	(299.9)
Income from operations	$ 164.3	$ 142.0		$ 673.0	$ 508.6

(a)  Amounts historically reported within selling and administrative expenses unless otherwise indicated.

(b)  Includes depreciation expense of ($1.0) million and ($0.6) million for the three months ended December 31, 2014 and 2013, respectively, and ($3.7) million and ($3.4) million for the years ended December 31, 2014 and 2013, respectively, historically reported within cost of sales.

(c)  As defined under non-GAAP net income above.

(d)  Relates to unusual, non-recurring litigation matters.

(e)  Primarily includes certain historical retention costs reported within selling and administrative expenses.

CDW CORPORATION AND SUBSIDIARIES
ADJUSTED EBITDA MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Net sales	$ 3,050.1	$ 2,713.3	$ 12,074.5	$ 10,768.6
Adjusted EBITDA	223.6	201.2	907.0	808.5
Adjusted EBITDA margin	7.3%	7.4%	7.5%	7.5%

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	December 31, 2014	December 31, 2013
Assets

Current assets:
Cash and cash equivalents	$ 344.5	$ 188.1
Accounts receivable, net of allowance for doubtful accounts of $5.7 and $5.4, respectively	1,561.1	1,451.0
Merchandise inventory	337.5	382.0
Miscellaneous receivables	155.6	146.3
Prepaid expenses and other	54.7	46.1
Total current assets	2,453.4	2,213.5

Property and equipment, net	137.2	131.1
Equity investments	86.7	—
Goodwill	2,217.6	2,220.3
Other intangible assets, net	1,168.8	1,328.0
Deferred financing costs, net	33.0	30.1
Other assets	3.2	1.6
Total assets	$ 6,099.9	$ 5,924.6

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable - trade	$ 704.0	$ 662.8
Accounts payable - inventory financing	332.1	256.6
Current maturities of long-term debt	15.4	45.4
Accrued expenses and other liabilities	416.5	437.8
Total current liabilities	1,468.0	1,402.6

Long-term liabilities:
Debt	3,174.6	3,205.8
Deferred income taxes	475.0	563.5
Other liabilities	45.8	41.0
Total long-term liabilities	3,695.4	3,810.3

Total shareholders' equity	936.5	711.7
Total liabilities and shareholders' equity	$ 6,099.9	$ 5,924.6

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended December 31,
	2014	2013	% Change(1)
Corporate:
Medium / Large	$ 1,440.3	$ 1,322.3	8.9%
Small Business	250.7	230.7	8.7
Total Corporate (2)	$ 1,691.0	$ 1,553.0	8.9%

Public:
Government	$ 440.8	$ 327.3	34.7%
Education	342.6	282.8	21.2
Healthcare	385.7	380.4	1.4
Total Public	$ 1,169.1	$ 990.5	18.0%

Other	$ 190.0	$ 169.8	11.8%

Total Net Sales	$ 3,050.1	$ 2,713.3	12.4%

(1)  There were 63 selling days for both the three months ended December 31, 2014 and 2013.

(2)  Net sales of $40.7 million for the three months ended December 31, 2013 have been reclassified from the Small Business customer channel to the Medium / Large customer channel to conform to the current period presentation.

	Year Ended December 31,
	2014	2013	% Change(1)
Corporate:
Medium / Large	$ 5,485.4	$ 5,052.7	8.6%
Small Business	990.1	907.4	9.1
Total Corporate (2)	$ 6,475.5	$ 5,960.1	8.6%

Public:
Government	$ 1,449.4	$ 1,250.6	15.9%
Education	1,824.0	1,449.0	25.9
Healthcare	1,606.0	1,464.9	9.6
Total Public	$ 4,879.4	$ 4,164.5	17.2%

Other	$ 719.6	$ 644.0	11.7%

Total Net Sales	$ 12,074.5	$ 10,768.6	12.1%

(1)  There were 254 selling days for both the years ended December 31, 2014 and 2013.

(2)  Net sales of $150.1 million for the year ended December 31, 2013 have been reclassified from the Small Business customer channel to the Medium / Large customer channel to conform to the current period presentation.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)
(unaudited)

	December 31, 2014	December 31, 2013

Debt and ABL Revolver Availability
Cash and cash equivalents	$ 344.5	$ 188.1
Total debt	3,190.0	3,251.2
Senior secured debt	1,513.5	1,853.9
Outstanding borrowings under ABL Revolver	—	—
Borrowing base under ABL Revolver (1)	1,253.4	1,065.5
ABL Revolver availability	935.6	641.1
Cash plus ABL Revolver availability	1,280.1	829.2
Total net leverage ratio (2)	3.1	3.8

Working Capital
Days of sales outstanding (DSO) (3)	42	44
Days of supply in inventory (DIO) (3)	13	14
Days of purchases outstanding (DPO) (3)	(34)	(35)
Cash conversion cycle (3)	21	23

(1)  Amount in effect at period-end.

(2)  Defined as the ratio of total debt at period-end excluding any unamortized discount and/or premium, less cash and cash equivalents, to trailing twelve months Adjusted EBITDA.

(3)  Based on a rolling three-month average. Prior periods have been revised to conform to the current definition.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(in millions)
(unaudited)

	Year Ended December 31,
	2014	2013

Cash flows from operating activities	$ 435.0	$ 366.3

Payment of accrued charitable contribution related to the MPK Coworker Incentive Plan II	(20.9)	—
Payment for equity investment	(86.8)	—
Capital expenditures	(55.0)	(47.1)
Other cash flows from investing activities	(2.1)	—
Cash flows from investing activities	(164.8)	(47.1)

Net change in accounts payable - inventory financing	75.5	7.4
Other cash flows from financing activities	(187.5)	(175.7)
Cash flows from financing activities	(112.0)	(168.3)

Effect of exchange rate changes on cash and cash equivalents	(1.8)	(0.7)
Net increase in cash and cash equivalents	156.4	150.2
Cash and cash equivalents - beginning of period	188.1	37.9
Cash and cash equivalents - end of period	$ 344.5	$ 188.1

Supplementary disclosure of cash flow information:
Interest paid	$ (195.8)	$ (267.6)
Taxes paid, net	$ (241.2)	$ (82.5)